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EXHIBITS

LETTER FROM ERNST & YOUNG LLP


                          ERNST & YOUNG LLP LETTERHEAD


July 15, 1998


Ms. Jane Adams
Deputy Chief Accountant
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Ms. Adams:

We have read Item 4 of Form 8-K dated July 10, 1998 of Action Industries, Inc. and are in agreement with the statements contained in paragraphs a,b,c and d therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                       ERNST & YOUNG LLP



cc: William J. Rappaport
    President and Chief Executive Officer,
    Action Industries, Inc.